Exhibit 99.1

Item 1.	Business

General

We are a wireless communications provider that offers wireless broadband mobile services under the MetroPCS® brand in selected major metropolitan areas in the United States over our own licensed networks or networks of entities in which we hold a substantial non-controlling ownership interest. We provide a wide array of wireless communications services to our subscribers on a no long-term contract, paid-in-advance, flat-rate, unlimited usage basis. As of December 31, 2008, we had approximately 5.4 million subscribers in eight states. We are the sixth largest facilities-based provider of wireless services in the United States measured by the number of subscribers served.

MetroPCS Communications, Inc., or MetroPCS, was incorporated in 2004 by MetroPCS, Inc. in the state of Delaware and MetroPCS maintains its corporate headquarters in Richardson, Texas. In July 2004, as a result of a merger between a wholly-owned subsidiary of MetroPCS and MetroPCS, Inc., with MetroPCS, Inc. being the surviving corporation, MetroPCS, Inc. and all of its subsidiaries became wholly-owned subsidiaries of MetroPCS. In April 2007, MetroPCS consummated an initial public offering of its common stock, par value $0.001 per share, and became listed for trading on The New York Stock Exchange under the symbol “PCS.”

Our web site address is www.metropcs.com. Information contained on or accessible from our web site is not incorporated by reference into this annual report on Form 10-K and should not be considered part of this report or any other filing we make with the Securities and Exchange Commission, or the SEC. We file with, or furnish to, the SEC, all our periodic filings and reports, including an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments thereto, as well as other information. All of our filings with the SEC are available free of charge through the Investor Relations page of our web site as soon as practicable after providing such information to the SEC. Copies of any of our filings may also be requested, without charge, by sending a written request to Investor Relations, MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

Business Overview

We currently provide our wide array of wireless broadband mobile services primarily in selected major metropolitan areas in the United States, including the Atlanta, Boston, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas. As of December 31, 2008, we hold, or have access to, wireless spectrum covering a total population of approximately 150 million people and 9 of the top 12 and 14 of the top 25 most populous metropolitan areas in the United States. We provide our services using code division multiple access, or CDMA, networks, using 1xRTT technology.

In September 2008, we entered into a national roaming agreement and an agreement to exchange wireless spectrum with Leap Wireless International, Inc., or Leap, and at the same time we settled all outstanding litigation between the parties. The nationwide roaming agreement, which has an initial term of 10 years, covers our, Royal Street Communications, LLC, or Royal Street Communications’, and Leap’s existing and future markets. Additionally, we and Leap entered into a spectrum exchange agreement covering licenses in certain markets, with Leap acquiring from us 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and our acquiring from Leap an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other North Texas markets, with consummation subject to customary closing conditions.

Competitive Strengths

We believe our business model has the following competitive strengths that distinguish us from our principal wireless competitors:

•	Our Fixed Price Unlimited Service Plans. We offer our services on a no long-term contract, paid-in-advance, flat-rate, unlimited usage basis. We believe we offer a compelling value proposition to our customers through our service offerings that provide unlimited usage from within a local calling area for a lower fixed price than any of our primary competitors, which differentiates our offerings from those of the national wireless broadband mobile carriers. Our average per minute costs to our customers for our service plans are significantly lower than the average per minute costs of other traditional wireless broadband mobile carriers. We believe our low average cost per minute positions us very well for the growing trend of wireline displacement.

•

Our Densely Populated Markets. The aggregate population density of the metropolitan areas we currently serve and plan to serve is substantially higher than the national average. We believe the high relative population density of the metropolitan areas we serve or plan to serve results in increased efficiencies in network deployment, operations and product distribution.

•

Our Cost Leadership Position. We believe we have the lowest costs of any of the providers of wireless broadband mobile services in the United States, which allows us to offer our services on a flat-rate basis at affordable prices while maintaining cash profits per subscriber as a percentage of revenues per subscriber that we believe are among the highest in the wireless broadband mobile services industry.

•

Our Spectrum Portfolio. As of December 31, 2008, we hold or have access to wireless spectrum covering a population of approximately 150 million in the United States and covering 9 of the top 12 and 14 of the top 25 most populous metropolitan areas in the United States.

•

Our Advanced CDMA Network. We deploy a CDMA network that is designed to provide the capacity necessary to satisfy the usage requirements of our customers. We believe CDMA technology provides us with substantially more voice and data capacity per MHz of spectrum than other commonly deployed wireless broadband mobile technologies.

Business Strategy

We believe the following components of our business strategy provide a foundation for our continued growth:

•

Target Underserved Customer Segments in our Markets. We target a mass market which we believe is largely underserved by traditional wireless broadband mobile carriers. Our recent customer surveys indicate that over 85% of our customers use our service as their primary phone service and that over 50% of our customers no longer have traditional landline phone service, which we believe is evidence that our services are gaining acceptance as a substitute for landline service.

•

Offer Affordable, Paid-In-Advance, Fixed Price, Unlimited Service Plans With No Long-Term Service Contract Requirement. We plan to continue to focus on increasing the value provided to our subscribers by offering affordable, paid-in-advance, fixed price, unlimited service plans with no long-term service contract and plan to continue to focus on increasing the value provided to our subscribers.

•

Remain One of the Lowest Cost Wireless Service Providers in the United States. We plan to continue to focus on controlling our costs allowing us to remain one of the lowest cost providers of wireless broadband services in the United States.

•

Expand into Attractive Markets. We plan to continue to focus on acquiring or gaining access to spectrum in metropolitan areas which have high relative population density and customer characteristics similar to our existing metropolitan areas. We may in the future pursue means, other than purchasing spectrum, to acquire or gain access to new metropolitan areas. See “—Competition.”

•

Effectively Compete in our Markets. We continue to make significant capital improvements to our network to be able to offer our subscribers competitive and technologically advanced services, including enhanced data services, location based services and digital technology as it becomes increasingly available.

Products and Services

Our service, branded under the “MetroPCS” name, allows customers to place unlimited local calls from within our service area, and to receive unlimited calls from any area while in our local service areas, under simple and affordable flat monthly rate service plans starting at $30 per month. For an additional $5 to $20 per month, our customers may select alternative service plans that offer additional features on an unlimited basis, such as unlimited long distance calls from within our local service calling area to any telephone number in the continental United States and roaming while in the service area of certain other wireless broadband mobile carriers. For additional usage fees we also provide certain other value-added services, such as international long distance and international text messaging. All our service plans are “paid-in-advance” and do not require a long-term service contract. We provide the following products and services:

•

Voice Services. Our voice services allow customers to place voice calls to, and receive calls from, any telephone in the world, including local, domestic long distance, and international calls. Our services also allow customers to receive and make calls while they are located in geographic areas served by certain other wireless broadband mobile carriers through roaming arrangements with such carriers.

•

Data Services. Our data services include services provided through the Binary Runtime Environment for Wireless, or BREW, platform, such as ringtones, ring back tones, games and content applications; text messaging services (domestic and international); multimedia messaging services; mobile Internet browsing; mobile instant messaging; location based services; social networking services; and push e-mail.

•	Custom Calling Features. We offer custom calling features, including caller ID, call waiting, three-way calling and voicemail.

•

Advanced Handsets. We sell a variety of handsets manufactured by nationally recognized handset manufacturers for use on our network, including models that have cameras, can browse the Internet, play music and have other features facilitating digital data.

Service Areas

Our strategy has been to offer our services in major metropolitan markets and surrounding areas. We commenced providing commercial service in the first quarter of 2002. We launched service in our current major metropolitan areas as follows:

•	Miami, Atlanta and Sacramento in the first quarter of 2002

•	San Francisco in September 2002

•	Tampa/Sarasota in October 2005

•	Dallas/Ft. Worth in March 2006

•	Detroit in April 2006

•	Orlando and portions of northern Florida in November 2006

•	Los Angeles in September 2007

•	Las Vegas in March 2008

•	Philadelphia in July 2008

•	New York and Boston in February 2009

We provide service in Los Angeles, California and certain portions of Northern Florida, including Orlando, through a wholesale arrangement with Royal Street Communications, a company in which we hold an 85% non-controlling interest. For a discussion of Royal Street Communications, and its wholly owned subsidiaries, or collectively with Royal Street Communications, Royal Street, please see “— Royal Street.”

The table below provides an overview of our currently licensed metropolitan areas including the Federal Communications Commission, or FCC, licensed geographic area, the amount of broadband wireless spectrum held, and whether we hold the FCC license ourselves or provide or will provide our services in that metropolitan area through our agreements with Royal Street, which holds the license.

Metropolitan Area	Licensed Area	MHz
Core Markets:
Georgia:
Atlanta, GA	BTA024	20
Gainesville, GA	BTA160	30
Athens, GA	BTA022	20
Albany, GA	BEA037	10
Augusta-Aiken, GA-SC	BEA027	10
Macon, GA	BEA038	10
Georgia 1- Whitfield	CMA371	20
Georgia 2 – Dawson	CMA372	20
Georgia 3 – Chattooga	CMA373	20
Georgia 4 – Jasper	CMA374	20
Georgia 13 – Early(12)	CMA383	20
South Florida:
Miami-Fort Lauderdale, FL	BTA293	30
West Palm Beach, FL	BTA469	30
Fort Myers, FL	BTA151 BEA032(11)	30 10
Fort Pierce-Vero Beach, FL	BTA152	30
Naples, FL	BTA313	30
Florida 1 – Collier(11)	CMA360	20
Florida 2 – Glades(11)	CMA361	20
Florida 11 – Monroe(11)	CMA370	20
Northern California:
San Fran.-Oak.-S.J., CA	BTA404(5)	30
Sacramento, CA	BTA389(5)	40
Stockton, CA	BTA434(5)	40
Modesto, CA	BTA303(5)	25
Salinas-Monterey, CA	BTA397(5)	40
Redding, CA	BTA371(5)	40
Merced, CA	BTA291(5)	25
Chico-Oroville, CA	BTA079(5)	40
Eureka, CA	BTA134(5)	25
Yuba City-Marysville, CA	BTA485(5)	40
California 5 – San Luis Obispo(11)	CMA340	20
California 9 – Mendocino(11)	CMA344	20
Central and Northern Florida:
Tampa-St. Petersburg, FL	BTA440	10
Sarasota-Bradenton, FL	BTA408 BEA033	10 10
Daytona Beach, FL	BTA107	20
Ocala, FL	BTA326 CMA245	10 20
Jacksonville, FL(2)	BTA212	20

Metropolitan Area	Licensed Area	MHz
Lakeland-Winter Haven, FL(2)(13)	BTA239	20
Melbourne-Titusville, FL(2)	BTA289	20
Gainesville, FL(1)	BTA159	10
Orlando, FL(1)	BTA336	10
Tallahassee, FL-GA(12)	BEA035	10
Florida 6 – Dixie(12)	CMA365	20
Florida 7 – Hamilton(12)	CMA366	20
Florida 8 – Jefferson(12)	CMA367	20
Florida 9 – Calhoun(12)	CMA368	20
Dallas/Ft. Worth:
Dallas/Ft. Worth, TX	CMA009 EA 127(13)	10 10
Sherman-Denison, TX(3)	BTA418	10
Shreveport-Bossier City, LA-AR(13)	EA 88	20
Waco, TX(11)	CMA194	20
Longview-Marshall, TX(13)	CMA206	10
Tyler, TX(13)	CMA237	10
Lufkin-Nacogdoches, TX(13)	BTA265	10
Abilene, TX(13)	EA128	10
Detroit:
Detroit, MI	BTA112 EA 57	10 10
Grand Rapids-Muskegon-Holland, MI	EA 62	10
Michigan 9 – Cass, MI(14)	CMA480	20
Southern California:
Los Angeles, CA	BTA262(2)(5)	20
Bakersfield, CA	BTA028(5)	20
Las Vegas:
Las Vegas, NV-AZ-UT	EA 153(5)	20
Other Regional Spectrum(8):
Northeast(8)	REA 1	10
West(8)(13)	REA 6	10
Northeast Markets:
Boston:
Boston-Worcester, MA/NH/RI/VT	EA 3(7)	22
New London-Norwich, CT(10)	BTA319	10
Providence-Pawtucket, RI – Bedford-Fall River, MA(10)	BTA364	10
Worcester-Fitchburg-Leominster, MA(10)	BTA480	10
New York:
New York-No. New Jer.-Long Island, NY-NJ-CT-PA-MA-VT(10)	EA 10(7)	20
New Jersey 1 – Hunterdon(11)	CMA550	20
New Jersey 3 – Sussex(11)	CMA552	20
Philadelphia:
Philadelphia, PA	EA12(6)	10

(1)	License held by a wholly-owned subsidiary of Royal Street Communications.
(2)	10 MHz license held by a wholly-owned subsidiary of Royal Street Communications and 10 MHz license held by MetroPCS.
(3)	Comprised of Grayson and Fannin counties only.
(4)	Spectrum licensed as part of West REA 6.
(5)	Includes 10 MHz of spectrum from West REA 6.
(6)	Spectrum licensed as part of Northeast REA 1.
(7)	Includes 10 MHz of spectrum from Northeast REA 1.
(8)	Portions listed in connection with other metropolitan areas.
(9)	Counties of Clay, Wichita, Archer, Baylor, Wilbarger, Ford, and Hardeman, TX leased to Flat Wireless, LLC.
(10)	In July 2008, we entered into an agreement to acquire 10 MHz of PCS spectrum in certain markets in Connecticut, Massachusetts and New York and to assign 10 MHz of AWS spectrum in Hartford, Middlesex, Toland, Litchfield, and New Haven, CT, Berkshire, Franklin, Hampden, and Hampshire, MA, and Duchess and Ulster, NY to, Tuscarora Communications, LLC. See Note 7 to the consolidated financial statements included elsewhere in this report.
(11)	In December 2008, we entered into an agreement to acquire AWS spectrum in certain markets from AWS Wireless, Inc. See Note 7 to the consolidated financial statements included elsewhere in this report.
(12)	In November 2008, we entered into an agreement to acquire AWS spectrum in certain markets from Cavalier Wireless, L.L.C. See Note 7 to the consolidated financial statements included elsewhere in this report.
(13)	In September 2008, we entered into an agreement to acquire this spectrum from Cricket Licensee (Reauction), Inc. and Cricket Licensee I, Inc., both subsidiaries of Leap and to assign 10 MHz of AWS spectrum in the Fresno, CA (BEA162), San Diego, CA (BEA161), Seattle-Everett, WA (CMA020), Pendleton, OR-WA (BEA168), and Richland-Kennewick-Pasco, WA (BEA169) to Leap. See Note 7 to the consolidated financial statements included elsewhere in this report.
(14)	In February 2009, we consummated an agreement to acquire this spectrum from Cincinnati Bell Wireless, LLC. See Note 7 to the consolidated financial statements included elsewhere in this report.

The map below illustrates the geographic coverage of our licensed spectrum as of December 31, 2008:

Royal Street

In November 2004, we entered into a cooperative arrangement with C9 Wireless, LLC, or C9, an unaffiliated very small business entrepreneur and, as part of that arrangement, acquired an 85% non-controlling interest in Royal Street Communications, an entity controlled by C9. Royal Street Communications participated in FCC Auction 58, was the high bidder on, and was granted 10 MHz of spectrum in the Los Angeles basic trading area, or BTA, and 10 MHz of spectrum in certain other BTAs in Northern Florida, including Orlando. Auction 58, like other major auctions conducted by the FCC, was designed to allow small businesses, very small businesses and other so-called designated entities, or DEs, to acquire spectrum and construct wireless networks to promote competition with existing carriers. To that end, the FCC designated certain blocks of wireless broadband PCS spectrum, or “closed” licenses, for which only qualified DEs could apply. In addition, DEs were permitted to apply for and bid on “open” licenses in competition with non-DEs, but very small business DEs could receive a bidding credit of up to 25% of the gross bid price. Royal Street Communications qualified as a very small business DE and was granted in December 2005 certain “closed” broadband PCS licenses and certain “open” broadband PCS licenses on which it received a 25% bidding credit. Subsequently, these licenses were assigned with the consent of the FCC to a series of wholly-owned subsidiaries of Royal Street Communications.

We do not own or control the Royal Street licenses. We own a non-controlling 85% limited liability company member interest in Royal Street Communications, and we may elect only two of the five members to Royal Street Communications’ management committee, which has the full power to direct the management of Royal Street Communications. C9 has control over the operations of Royal Street, because it has the right to elect three of the five members of Royal Street Communications’ management committee. C9 also has the right to put, or require us to purchase, all or part of its ownership interest in Royal Street Communications, but due to regulatory restrictions, we have no corresponding right to call, or require C9 to sell to us, C9’s ownership interest in Royal Street Communications. The put right has been structured so that its exercise will not adversely affect Royal Street Communications’ continued eligibility as a very small business DE during periods where such eligibility is required. If C9 exercises its put right, we will be required to pay a fixed return on C9’s invested capital in Royal Street Communications, which fixed return diminishes annually beginning in the sixth year following the grant of Royal Street’s FCC licenses. These put rights expire in June 2012.

Royal Street Communications holds all of its licenses through its wholly-owned subsidiaries and has entered into certain cooperative agreements with us relating to the financing, design, construction and operation of its networks. The Royal Street agreements are based on a “wholesale model” in which Royal Street sells up to 85% of its engineered service capacity to us on a wholesale basis, which we in turn market on a retail basis under the MetroPCS brand to our customers. The remaining 15% of the engineered service capacity of Royal Street’s network is reserved by Royal Street and may be sold to other parties. In addition, the Royal Street agreements provide that MetroPCS, at Royal Street’s request and at all times subject to Royal Street’s direction and control, will assist Royal Street in building out its networks, provide information to Royal Street relating to the budgets and business plans as well as arrange for administrative, clerical, accounting, credit, collection, operational, engineering, maintenance, repair, and technical services.

Additionally, we have provided and will provide financing to Royal Street, at Royal Street’s request, under a loan agreement the proceeds of which are to be used for the acquisition of licenses, build out of its licensed areas, operation of the Royal Street network infrastructure, and to make payments under the loan until Royal Street has positive free cash flow. As of December 31, 2008, the maximum amount that Royal Street could borrow from us under the loan agreement was approximately $1.0 billion of which Royal Street had net outstanding borrowings of $905.0 million from us, approximately $227.7 million of which was incurred in 2008. On February 17, 2009, we executed an amendment to the loan agreement which increased the amount available to Royal Street under the loan agreement by an additional $550.0 million. Royal Street has incurred an additional $14.2 million in net borrowings through February 23, 2009. Interest accrues under the loan agreement at a rate equal to 11% per annum. As of December 31, 2008, Royal Street has commenced repayment of that portion of the loan related to the Orlando, Lakeland-Winter Haven, Melbourne-Titusville and Los Angeles metropolitan areas.

License Term

The broadband personal communications services, or PCS, licenses held by us and by Royal Street have an initial term of ten years. The initial license term is fifteen years for our advanced wireless services, or AWS, licenses which runs from the initial grant date (which varies by license), and ten years from June 12, 2009 for our 700 MHz license. Subject to applicable conditions, all of our and Royal Street’s licenses may be renewed at the end of their terms. For example, the initial broadband PCS licenses for San Francisco, Sacramento, Miami and Atlanta were granted in 1997, were renewed in 2007 and are subject to renewal in January 2017; the AWS licenses were granted in November 2007 and are subject to renewal in November 2022; and the 700 MHz license was granted in June 2008 and is subject to renewal in June 2019. Each FCC license is essential to our and Royal Street’s ability to operate and conduct our and Royal Street’s business in the area covered by that license. We also have other licenses, such as microwave licenses, which we use to provide service. We intend to file renewal applications for our licenses when the renewal filing windows open. The next wireless broadband PCS licenses that need to be renewed expire in 2009. For a discussion of general licensing requirements, please see “— Construction Obligations.”

Distribution and Marketing

We offer our products and services to our customers under the “MetroPCS” brand both indirectly through independent retail outlets and directly through Company-operated retail stores. We also sell our services over the Internet using our own branded MetroPCS® website. Our indirect distribution outlets include a mixture of local, regional and national mass market dealers and retailers and specialty stores. Many of our dealers own and operate more than one location and may operate in more than one of our metropolitan areas. A substantial number of our retailers, dealers and corporate store locations also accept payment for our services and many also perform other services for us. A significant portion of our gross customer additions have been added through our indirect distribution outlets. For the twelve months ended December 31, 2008, approximately 89% of our gross customer additions were through indirect channels.

Our marketing strategy is to create and provide products, services and communications that drive growth while optimizing our marketing return on investment and minimizing the cost to acquire customers. Our marketing campaigns emphasize that MetroPCS offers unlimited services on a flat rate basis without long-term service contracts for an affordable price. MetroPCS builds consumer awareness and promotes the MetroPCS brand by strategic local advertising to develop our brand and support our indirect and direct distribution channels. We advertise primarily through local radio, cable, television, outdoor and local print media. In addition, we believe we have benefited from a significant number of word-of-mouth customer referrals.

Customer Care, Billing and Support Systems

We outsource some or all of our customer care, billing, payment processing and logistics to nationally recognized third-party providers. We also are in the process of transitioning our billing services to another nationally recognized third party vendor. See “Risk Factors — We currently are migrating our billing services to a new vendor.”

Our outsourced call centers are staffed with professional and bilingual customer service personnel, who are available to assist our customers 24 hours a day, 365 days a year. Some of these outsourced call centers are located outside the United States, in Mexico, Panama, and the Philippines, which facilitates the efficient provision of customer support to our large and growing subscriber base, including Spanish speaking customers. We also provide automated voice response service to assist our customers with routine information requests. MetroPCS ranked "Highest in Customer Satisfaction with Wireless Prepaid Service" in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008.

Network Operations

We and Royal Street operate 1xRTT CDMA networks in all of the metropolitan areas where we have launched service. A network includes a switching center (which may be shared between metropolitan areas) which serves several purposes, including routing calls, managing call handoffs, managing access to the public switched telephone network and providing access to voicemail and other value-added services, cell sites or distributed antenna system, or DAS, nodes, and backhaul facilities, which carry traffic to and from our cell sites and our switching facilities. Currently, almost all cell sites in the network are co-located, meaning our and Royal Street’s equipment is located on leased facilities that are owned by third parties who retain the right to lease the facilities to additional carriers. The switching centers and national operations center provide around-the-clock monitoring of our network.

Our switches connect to the public switched telephone network through fiber rings leased from third-parties, which transmit originating and terminating traffic between our equipment and local exchange and long distance carriers. We also have negotiated interconnection agreements with relevant local exchange carriers in our service areas.

We use third-party providers for long distance services and the majority of our backhaul services.

Network Technology

Communications between the subscriber wireless device and our network is accomplished by a frequency management technology, or “air interface protocol.” The FCC has not mandated a universal air interface protocol for wireless broadband systems. We and Royal Street have deployed 1xRTT CDMA technology, which is one of the dominant air interface protocols. Our and Royal Street’s decision to use CDMA is based on what we believe are several key advantages that CDMA has over other air interface protocols, including higher network capacity, longer handset battery life, fewer dropped calls, simplified frequency planning, efficient migration path as our CDMA technology can be easily upgraded to fourth generation air interface protocols in a cost effective manner, and increased privacy and security. CDMA is incompatible with certain other air interface protocols. Customers and former customers of other carriers may not be able to use their wireless devices on our or Royal Street’s networks because either their wireless device uses a different air interface protocol or the other CDMA carriers may have restricted the customers from changing the programming of their wireless device to allow it to be used on networks other than the original CDMA carrier’s network.

We also purchase EVRC-B, or 4G vocoder, handsets which will allow for greater capacity in our network and we are considering other network technology such as long term evolution, or LTE, which we believe would provide significant increases in network capacity and data rates. This technology may replace or supplement our and Royal Street’s 1xRTT CDMA network.

Competition

The market for our wireless services is highly competitive. We compete directly in each of our metropolitan areas with other wireless broadband mobile service providers, wireline, Internet, cable, satellite and other communications service providers by providing a wireless alternative to traditional wireline service. We believe that competition for subscribers among wireless broadband mobile providers is based mostly on price, service area, services and features, call quality and customer service.

The current wireless broadband mobile industry is dominated by four national carriers — AT&T, Verizon Wireless, Sprint Nextel and T-Mobile — and their prepaid affiliates or brands. National carriers typically offer post-paid plans that subsidize wireless devices, but require long-term service contracts and credit checks or deposits. The national carriers also have introduced, either directly or through their affiliates, unlimited fixed-rate services plans in areas in which we offer or plan to offer service. These unlimited fixed-rate service plans may cause other competitors to introduce similar unlimited fixed-rate plans. In addition, some regional companies, such as Leap, have unlimited fixed-rate service plans similar to ours and compete, or have announced plans to compete, in certain of our markets.

Over the past few years, the wireless industry also has seen an emergence of several new competitors that provide either pay-as-you-go or prepaid wireless services. Some of these competitors, such as Virgin Mobile USA, and Tracfone, are non-facility based mobile virtual network operators, or MVNOs, that contract with wireless network operators to provide a separately branded wireless service. These MVNOs typically also charge by the minute rather than offering flat-rate unlimited service plans.

The wireline industry is dominated by large incumbent carriers, such as AT&T and Verizon, and also includes competitive local exchange or voice over Internet protocol, or VoIP, service providers. The cable industry also is dominated by large carriers such as Time Warner Cable, Comcast and Cox Communications. These cable companies, along with cable company Advance/Newhouse, formed a joint venture called SpectrumCo LLC, or SpectrumCo, which bid on and acquired 20 MHz of AWS spectrum in a number of major metropolitan areas throughout the United States, including all of the major metropolitan areas which comprise our Core and Northeast Markets. Certain large national cable companies, Sprint, Intel, Clearwire and others also have formed a joint venture to construct a national network to provide wireless data and telecommunications services.

In the future, we may face competition from mobile satellite service, or MSS, providers, and from resellers of these services. The FCC has granted some MSS providers, and may grant others, the flexibility to deploy an ancillary terrestrial component to their satellite services. This added flexibility may enhance MSS providers’ ability to offer more competitive mobile services. In addition, several large satellite companies, computer companies, and Internet search and portal companies have indicated an interest in establishing next generation wireless networks, and certain VoIP providers have indicated that in the future they may acquire FCC licenses or use unlicensed spectrum to offer wireless services to compete directly with us. The FCC also has adopted an order that allows companies to provide wireless services on an unlicensed basis in certain unused portions of the television spectrum. Further, we also may face competition from providers of WiMax, which is the name given to a family of digital technologies that are capable of supporting high-speed, long-range wireless services suitable for mobility applications, using exclusively licensed or unlicensed spectrum. Additionally, we may compete in the future with companies that offer new technologies and market other services we do not offer or may not be available with our network technology, from our vendors or within our spectrum. Some of our competitors do or may bundle these other services together with their wireless communications service, which customers may find more attractive. Energy companies, utility companies and satellite companies also are expanding their services to offer telecommunications services.

There continues to be substantial merger and acquisition activity in the wireless industry. We have in the past acquired and may in the future acquire spectrum to enter new metropolitan areas. We also may in the future consider acquisitions of or other business combinations with companies in addition to acquisitions of spectrum. For example, we have in the past made a public offer to acquire Leap which we subsequently withdrew. In the future, there could be discussions between us and Leap or others regarding potential transactions between the companies.

Many of our wireless, wireline, cable and other competitors’ resources are substantially greater, and their market shares are larger, than ours. Additionally, many of our wireless competitors offer larger coverage areas and nationwide calling plans that do not give rise to additional roaming charges for their customers. The competitive pressures of the wireless broadband mobile services industry have caused certain competitors to offer service plans with growing bundles of minutes of use at lower per minute prices or price plans with unlimited nights and weekends and could lead them, and have led some of our competitors, to offer unlimited service plans similar to ours. Our competitors’ plans could adversely affect our ability to maintain our pricing, market penetration, growth and customer retention. In addition, large national wireless broadband mobile services carriers have been reluctant to enter into roaming agreements at attractive rates with smaller and regional carriers like us, which limits our ability to serve certain market segments and recent FCC actions to promote automatic roaming do not resolve these difficulties. Moreover, the policies of the United States government have made, and may continue to make, additional spectrum for wireless services available in each of our markets, which may increase the number of our competitors and enhance our competitors’ ability to offer additional plans and services. Further, since many of our competitors are large companies, they have on occasion been able to convince handset manufacturers to provide the newest handsets exclusively to them. Our competitors also can afford to heavily subsidize the price of the subscriber’s handset because they have greater resources than us and may require their customers to enter into long term contracts. The FCC has indicated it may examine, and Congress is considering legislation that may limit, early termination fees for the long term contracts used by national wireless broadband mobile services carriers which could prompt them to reduce the subsidization of handsets and limit their long term contracts.

All of these factors may detract from our ability to attract customers from certain market segments.

As competition develops, we may add additional features or services to our existing service plans, or make other changes to our service plans.

Seasonality

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Net customer additions are typically strongest in the first and fourth calendar quarters of the year. Softening of sales and increased customer turnover, or churn, in the second and third calendar quarters of the year usually combine to result in fewer net customer additions during the second and third calendar quarters. However, sales activity and churn can be strongly affected by the launch of new and surrounding metropolitan areas and promotional activity, which could reduce or outweigh certain seasonal effects. For a more detailed discussion of seasonality in our business, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Seasonality.”

Inflation

We do not believe that inflation has had a material effect on our operations.

Employees

As of December 31, 2008, we have approximately 3,200 employees. We believe our relationship with our employees is good. None of our employees are covered by a collective bargaining agreement or represented by an employee union.

Regulation

The wireless telecommunications industry is regulated extensively by the federal government and, to varying degrees, by state and local governments. Congress, state legislatures, municipalities, federal, state and local regulators, and the courts have passed legislation, ordinances, codes, rules, regulations, instituted administrative rulemakings, and issued judicial decisions, affecting the telecommunications industry. Due to the recent changes in the party affiliation of the President of the United States and changes in the composition of Federal and state legislatures, the political environment, and financial conditions, the regulation of the communications industry has been, and is expected to remain in the future, in a state of constant flux. Many of these legislative actions, rulemakings, and judicial decisions have had, and possible future regulations may have, a significant material effect on us, our business, our financial condition, and our operating results.

Federal regulation

Our business is subject to extensive federal regulation under the Communications Act of 1934, as amended, or the Communications Act, the implementing regulations adopted thereunder by the FCC, judicial and regulatory decisions interpreting and implementing the Communications Act, and other federal statutes as discussed below. These statutes, regulations and associated policies govern, among other things, the allocation and licensing of radio spectrum; the ownership, lease, transfer of control and assignment of wireless licenses; the ongoing technical, operational and service requirements under which we must operate; the timing, nature and scope of network construction; the rates, terms and conditions of service; the protection and use of customer information; roaming policies; the provision of certain services, such as E-911; the interconnection of communications networks; the provision of subscriber equipment; the location of network assets; and the use of rights of way.

Broadband spectrum allocations

We utilize paired radio spectrum licensed by the FCC. The principal spectrum bands used to provide terrestrial broadband wireless mobile services in the United States are as follows, all of which can be used to provide services competitive with the spectrum held by us:

Cellular spectrum. Starting in the 1980’s, the FCC awarded two cellular licenses with 25 MHz of spectrum each in the 800 MHz band on a metropolitan statistical area, or MSA, and rural service area, or RSA, basis. There are 306 MSAs and 428 RSAs in the United States. MSAs and RSAs are defined by the Office of Management and Budget and the FCC, respectively.

PCS spectrum. In the 1990’s, the FCC assigned licenses to use 120 MHz of radio spectrum in the 1.9 GHz band for broadband PCS. The FCC divided the 120 MHz of spectrum into two 30 MHz blocks licensed on a Major Trading Area, or MTA, basis, and one 30 MHz block and three 10 MHz blocks licensed on a Basic Trading Area, or BTA, basis. Under the broadband PCS licensing plan, the United States and its possessions and territories are divided into 493 BTAs, all of which are included within 51 MTAs. Both MTAs and BTAs are defined by Rand McNally & Company, as supplemented by the FCC. Many of our competitors utilize a combination of cellular and broadband PCS spectrum to provide their services. In addition, the FCC granted a nationwide 10 MHz paired PCS license to Nextel Communications (now Sprint Nextel) in conjunction with its relocation and rebanding of ESMR spectrum.

SMR spectrum. The FCC first established specialized mobile radio, or SMR, in 1979 to provide for land mobile communications on a commercial basis. The FCC initially licensed spectrum in the 800 and 900 MHz bands for this service, in non-contiguous bands, on a site-by-site basis. Since then, the FCC has established geographic area licenses for such spectrum. In total, the FCC has licensed 19 megahertz of SMR spectrum, plus an additional 7.5 megahertz of spectrum that is available for SMR as well as other services. FCC policy permits flexible use of this spectrum, including the provision of mobile wireless services, and such spectrum is taken into consideration when the FCC is assessing the competitive impact of broadband wireless merger and acquisition transactions.

AWS-1 spectrum. In 2006, the FCC assigned 90 MHz of spectrum to be used for advanced wireless services, or AWS. The FCC divided the 90 MHz of spectrum into two 10 MHz and one 20 MHz paired blocks assigned on a regional economic area grouping, or REAG, basis; one 10 MHz and one 20 MHz paired blocks each assigned on an economic area, or EA, basis; and a 20 MHz paired block assigned on a Cellular Marketing Area, or CMA, basis. The CMAs generally correspond to MSAs and RSAs. Under the AWS band plan, the United States is divided into 176 EAs, 12 REAGs, and 734 CMAs. The EAs are geographic areas defined by the Regional Economic Analysis Division of the Bureau of Economic Analysis, U.S. Department of Commerce, as supplemented by the FCC. REAGs are collections of EAs.

700 MHz spectrum. In 2008, the FCC assigned 62 MHz of spectrum in the 700 MHz band. The FCC divided the 62 MHz of spectrum into two 12 MHz paired blocks and one 6 MHz unpaired block licensed on a CMA or EA basis; one 22 MHz paired block licensed on a REAG basis, and one 10 MHz paired block, or D Block, assigned on a nationwide basis to be used as part of a private/public safety partnership. The holders of the 22 MHz licenses, most of which are held by Verizon Wireless, must provide a network platform that is generally open to third-party wireless devices and applications, or an Open Network Platform, by allowing consumers to use the handset of their choice and to download and use the applications of their choice, subject to certain network management conditions that are intended to allow the licensee to protect the network from harm. As originally allocated, the D Block licensee was required to fund the construction of a nationwide interoperable broadband network for public safety on a nationwide public safety license and to provide public safety with priority access during emergencies to the D Block owned by the licensee. The D Block remained unpurchased at auction, and the FCC currently is considering revisions to the auction and service rules that will apply to this license.

BRS spectrum. In 2004, the FCC ordered that the 2496-2690 MHz band, or the 2.5 GHz band, be reconfigured over a period of time into upper and lower-band segments for low-power operations, with a mid-band segment for high-power operations. This spectrum is allocated and licensed in the United States and its possessions and territories in 493 BTAs. The Commission concluded in 2008 that 55.5 MHz of the broadband radio service, or BRS, spectrum holdings in the 2.5 GHz band will be included in the Commission’s product market for mobile telephony/broadband services, and taken into consideration when the Commission is assessing the competitive impact of broadband wireless merger and acquisition transactions.

Future allocations. The FCC also has other broadband wireless spectrum allocation proceedings in process. For example, the FCC is considering service rules for an additional 20 MHz of paired AWS spectrum, or AWS-2, in the 1915-1920 MHz, 1995-2000 MHz, 2020-2025 MHz and 2175-2180 MHz bands, as well as 20 MHz of unpaired AWS spectrum, or AWS-3, in the 2155-2175 MHz band. Both AWS-2 and AWS-3 have been allocated for advanced fixed and mobile services, including AWS. As noted above, the FCC also is seeking further comment on service rules for the 700 MHz D Block. The FCC and interested parties have proposed that these blocks of spectrum be subject to various conditions, configurations and terms and conditions. We cannot predict with any certainty the likely configuration, conditions or timing of these proposed allocations, or the usability of any of this spectrum for wireless services competitive with our services or by us. Congress, the federal government, and the FCC also may pass legislation or undertake actions or proceedings in the future to allocate additional spectrum for wireless services or to change the rules relating to already licensed spectrum which may allow new or existing licensees to provide services comparable to the services we provide.

Construction obligations

The FCC has established various construction obligations for wireless licenses with different requirements often applying to spectrum licensed at different points in time. For example, broadband PCS licensees holding licenses originally granted as 30 MHz licenses must construct facilities to provide service covering one-third of the population of the licensed area within five years, and two-thirds of the population of the licensed area within ten years, or otherwise provide substantial service to the licensed area within the appropriate five- and ten-year benchmarks, of their initial license grant date. Broadband PCS licensees holding 10 MHz and 15 MHz licenses generally must construct facilities to provide service to 25% of the licensed area within five years of their initial license grant date, or otherwise make a showing of substantial service. The FCC defines substantial service as service which is sound, favorable and substantially above a mediocre service level only minimally warranting renewal. Either we or the previous licensee satisfied the applicable five-year coverage requirement for each of our broadband PCS licenses and the ten-year requirement for those PCS licenses that have already been renewed. All AWS licensees will be required to construct facilities to provide substantial service by the end of the initial 15-year license term. The initial 15-year license term for our AWS licenses does not expire until November 2021.

The 700 MHz licenses are subject to more stringent performance requirements which are measured from June 13, 2009. Licensees of the CMA and EA license blocks are required to build systems that provide wireless coverage to 35% of the licensed geographic area in four years and 70% of the licensed geographic area by the end of the license term. Licensees of the REAG license blocks are required to cover at least 40% of the population of the licensed area in four years and 75% of the population of the licensed area by the end of the license term. Under the current rules, the licensees of the D Block are required to cover at least 75% of the population in four years, 95% of the population of the nationwide license area within seven years and 99.3% of the population of the nationwide license area within ten years. The build-out requirements for the D Block currently are subject to further comment and may change when the final rules are issued for assigning this license. While the FCC occasionally has granted brief extensions to, and limited waivers of, license construction requirements, any licensee failing to meet these coverage requirements risks forfeiting their license or, in some cases, being subject to fines or monetary forfeitures.

License term

The FCC grants broadband PCS licenses for ten-year terms that are renewable upon application to the FCC. Our broadband PCS license terms began expiring in 2007. We filed renewal applications and have been granted additional ten-year terms for all of our PCS licenses expiring before December 31, 2008. Certain of our broadband PCS licenses will need to be renewed in 2009. AWS licenses are granted for an initial 15-year term that is renewable for successive ten-year terms upon application to the FCC. Our initial AWS license terms end in November 2021. The 700 MHz license we hold has an initial term extending up to June 2019, and is renewable for additional 10 year terms. However, if we fail to meet an initial construction benchmark in June of 2013 for our 700 MHz license, the license term will be shortened to June of 2017, in addition to possibly being subject to fines and forfeitures and/or having our licensed service area reduced. However, if we fail to meet the build out requirements by the end of the license term for our 700 MHz license, we will lose our authority to serve any unserved area and could be subject to fines and forfeitures, including a revocation of our license. At present, our 700 MHz license term in Boston ends in June 2019, but this date could change in the event that Congress or the FCC decides to further extend the digital television transition date.

The FCC may deny license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to broadband commercial mobile radio service, or CMRS, licensees if the licensee meets specific performance standards. To receive a renewal expectancy, we must show that we have provided substantial service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. If we receive a renewal expectancy, it is very likely that the FCC will renew our existing licenses. If we do not receive a renewal expectancy, the FCC may accept competing applications for the license renewal period, subject to a comparative hearing, and may award the license for the next term to another entity.

Revocation of licenses

The FCC may deny applications for FCC licenses and in extreme cases revoke FCC licenses, if it finds that a licensee lacks the requisite qualifications to be a licensee. For example, the FCC may revoke a license or deny an application of an entity found in a judicial or administrative proceeding to have knowingly or repeatedly engaged in conduct involving felonies, possession or sale of illegal drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations.

Transfer and Assignment of FCC licenses

The Communications Act requires prior FCC approval for assignments or transfers of control of any license or construction permit, with limited exceptions. In granting FCC approval for assignments or transfers of control, the FCC may prohibit or impose conditions on such assignments or transfers of control. We have managed to secure the requisite approval of the FCC to a variety of assignment and transfer of control applications without undue delay or the imposition of conditions outside of the ordinary course. We cannot assure you that the FCC will approve or act in a timely fashion on any of our future requests to approve assignment or transfer of control applications. Further, if we are acquired in the future, the FCC may disapprove the transfer of control or assignment, impose conditions, or otherwise require divestitures of some or all of our spectrum, licenses, or other assets.

Disaggregation, Partitioning and Spectrum Leasing

The FCC allows spectrum and service areas to be subdivided, partitioned, or disaggregated, geographically or by bandwidth, with each resulting license covering a smaller service area and/or including less spectrum. Any such partition or disaggregation is subject to FCC approval, which generally is received, but cannot be guaranteed. The FCC also has adopted policies to facilitate development of a secondary market for unused or underused wireless spectrum by permitting the leasing of spectrum to third parties. These policies provide us, new entrants, and our competitors with alternative means to obtain additional spectrum and allow us to dispose of excess spectrum, subject to FCC approval and applicable FCC conditions.

Spectrum and Market Concentration Limits

The FCC has certain policies intended to prevent undue concentration of the terrestrial wireless broadband mobile services market. For example, the FCC conducts a case-by-case review of all transactions where wireless spectrum is being assigned or a transfer of control is occurring where both parties to the transaction hold CMRS spectrum in the same or in an overlapping area. Previously, the FCC would screen a transaction for competitive concerns if, upon consummation, 95 MHz or more of cellular, broadband PCS, enhanced SMR, and 700 MHz spectrum in a single market was attributable to a party or affiliated group, or if there was a material change in the post-transaction market share concentrations as measured by the Herfindahl-Hirschman Index. In 2008, the FCC revised this screen to include situations where AWS-1 or certain BRS spectrum is available, on a geographic area basis as follows:

•	For geographic areas in which AWS-1 and certain BRS spectrum is available, the Commission’s initial spectrum screen is 145 MHz.

•	For geographic areas in which AWS-1 is available but certain BRS is not available, the Commission’s initial spectrum screen is 125 MHz.

•	For geographic areas in which certain BRS spectrum is available but AWS-1 is not available, the Commission’s initial spectrum screen is 115 MHz.

•	For geographic areas in which neither BRS spectrum or AWS-1 is available, the Commission’s initial spectrum screen is 95 MHz.

The FCC also stated that it now will apply this revised screen to spectrum acquired via auction. These benchmarks are subject to pending reconsideration proceedings at the FCC. The FCC also is considering whether to initiate a proceeding to eliminate case-by-case application of a spectrum screen entirely in favor of a bright-line spectrum cap.

We are well below the spectrum aggregation screen in the geographic areas in which we hold or have access to licenses which means we may be able to acquire additional spectrum either by auction or in private transactions and we may be able to be acquired by certain other carriers. However, the FCC’s retention of a case-by-case approach to spectrum acquisition and the continuing revision upward of the spectrum screen may allow our competitors to make additional acquisitions of spectrum and further consolidate the industry.

Foreign Ownership Restrictions

The Communications Act authorizes the FCC to restrict the ownership levels held by foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country. Generally, the law prohibits indirect foreign ownership of over 25% of our common stock. Our stock is freely tradable on the NYSE and as such foreign ownership of our common stock could exceed this 25% threshold without our knowledge. The FCC may revoke licenses, or require us to restructure our ownership, if ownership of our common stock by non-United States citizens or entities exceeds the statutory 25% benchmark. However, the FCC may waive the foreign ownership limits for CMRS licensees, such as us, and generally permits additional indirect foreign ownership in excess of the statutory 25% benchmark particularly if that interest is held by an entity or entities that are citizens of, representatives of or organized under the laws of countries that are members of the World Trade Organization, or WTO. For investors from countries that are not members of the WTO, the FCC will determine if the home country extends reciprocal treatment, called “effective competitive opportunities,” to United States entities. If these opportunities do not exist, the FCC may not permit such foreign investment beyond the 25% benchmark. We have established internal procedures to ascertain the nature and extent of our foreign ownership, and we believe that the indirect ownership of our equity by foreign entities is below the benchmarks established by the Communications Act. If we were to have foreign ownership in excess of the limits, we have the right to acquire that portion of the foreign investment which places us over the foreign ownership restriction.

Designated Entity Requirements

The FCC has established rules that are designed to promote the granting of spectrum licenses to small and very small businesses, entrepreneurs and other DEs. Some licenses, called closed licenses, have been set aside solely for DEs to acquire at auction. DEs also can qualify for bidding discounts of varying amounts (e.g., 15% or 25%) when acquiring licenses available to all parties, called open licenses, at auction. We are an investor in Royal Street Communications, which is a very small business DE that must meet and continue to abide by the FCC’s DE requirements until at least December 2010.

Among other requirements, the FCC DE rules create a control test that obligates the eligible small or very small business members of a DE licensee to maintain de facto (actual) and de jure (legal) control of the business and license. The FCC rules provide that if a license is transferred to a non-eligible entity, an entity which qualifies for a lesser credit on open licenses, or if the existing licensee ceases to be qualified as a DE, the licensee may lose all closed licenses which are not constructed, and may be required to refund to the FCC some or all of the bidding credit received for all open licenses, based on a five-year straight-line discount repayment schedule commencing from the grant date. For example, in Auction 58, Royal Street Communications received a bidding credit equal to approximately $94 million relating to open licenses it acquired as result of that auction. If Royal Street were found to no longer qualify as a DE during the initial five-year term of its licenses, it would be required to repay a portion of the bidding credit using the five-year straight-line repayment schedule from December 2005. Moreover, any closed licenses which are transferred by Royal Street, or if Royal Street is found to no longer qualify as a DE, prior to the five-year anniversary of their initial grant, or December 2010, also may be subject to an unjust enrichment payment. Revocation also could occur if any license is not constructed on a timely basis or not constructed prior to Royal Street no longer qualifying as a DE. All of Royal Street’s licenses are closed licenses except for its Los Angeles and Gainesville basic trading area licenses. Royal Street already has constructed the systems authorized by its open license for Los Angeles license and its closed licenses in the Orlando, Lakeland-Winter Haven, and Melbourne-Titusville basic trading areas.

In 2006, the FCC adopted new DE requirements that apply to all licenses initially granted after April 25, 2006, or New DE Requirements. First, the FCC found that an entity that enters into an impermissible material relationship, which includes any arrangement whereby a DE leases or resells more than fifty percent of the capacity of its spectrum or network to third parties, will be ineligible for an award of DE benefits and subject to unjust enrichment payments on a license-by-license basis. Second, the FCC found that any entity which has a spectrum leasing or resale arrangement (including wholesale arrangements) with an applicant or licensee for more than 25% of the applicant’s total spectrum capacity on a license-by-license basis will be considered to have an attributable interest in the applicant or licensee. Royal Street’s existing relationships with us are grandfathered and Royal Street is not subject to the New DE Requirements with respect to its existing licenses which were granted before April 25, 2006. However, the New DE Requirements will not permit Royal Street to enter into the same relationship it currently has with us for any future FCC auctions and receive DE benefits, including bidding credits. In addition, Royal Street will not be able to acquire any additional DE licenses in the future, resell services to us on those licenses on the same basis as the existing arrangements, or materially change its existing arrangements with us, without making itself ineligible for DE benefits.

Further, the FCC has adopted rules requiring a DE to seek approval for any change in circumstances that may affect its ongoing eligibility, such as entry into an impermissible material relationship, even if the event would not have triggered a reporting requirement under the FCC’s existing rules. In connection with this rule change, the FCC now requires DEs to file annual reports with the FCC listing and summarizing all agreements and arrangements that relate to eligibility for DE benefits. Royal Street has filed all of its required annual reports with the FCC. The FCC also indicated that it will step up its audit program of DEs.

Several interested parties have filed appeals of the New DE Requirements. These appeals are ongoing. The relief sought by the petitioners in their underlying appeals includes overturning the results of Auctions 66 (AWS-1) and 73 (700 MHz). If the petitioners are ultimately successful in obtaining this relief, any licenses granted to us as a result of Auction 66 and/or 73 may be revoked. Our payments to the FCC for the revoked licenses would be refunded, but without interest. If our licenses are revoked we will have been required to pay interest to our lenders on the money paid to the FCC for the AWS-1 and 700 MHz licenses and we will have incurred clearing, construction, and other expenses with respect to the AWS-1 licenses, but would not receive interest or any compensation for our clearing, construction, and other activities on the spectrum. We have constructed our Las Vegas, Philadelphia and New York metropolitan networks on AWS-1 spectrum and we only have AWS-1 spectrum in these markets. If we lost our AWS-1 licenses, we would cease being able to provide service in those metropolitan areas where we have already launched service and would not be able to launch service in those markets where we have not yet launched service. We are unable at this time to predict the likely outcome of the challenges to the New DE Requirements or any further appeal and unable to predict the impact on the licenses granted in Auction 66 and Auction 73. We also are unable to predict whether the litigation will result in any changes to the New DE Requirements or to the DE program generally, and, if there are changes, whether or not any such changes will be beneficial or detrimental to our interests.

In connection with the changes to the DE rules, the FCC also is considering whether additional restrictions should be adopted in its DE program. We do not know what additional changes, if any, will be made to the DE program as a result of this further rulemaking. Based on the FCC’s prior rulings, we do not expect any further changes in the DE rules to be applied retroactively to Royal Street, but we cannot give any assurance that the FCC will not give any new rules retroactive effect.

General Regulatory Obligations

The Communications Act and the FCC’s rules impose a number of requirements on wireless broadband mobile services licensees, which affect our cost of doing business and that could have a material effect on our business, operations, and financial results. Further, a failure to meet or maintain compliance with the Communications Act and the FCC’s rules could subject us to fines, forfeitures, penalties, license revocations, or other sanctions, including the imposition of mandatory reporting requirements, limitation on our ability to participate in future FCC auctions or acquisitions of spectrum, and compliance programs and corporate monitors.

CMRS classification. Our wireless broadband mobile services are classified at the federal level as CMRS. The FCC regulates providers of CMRS services as common carriers, which subjects us to many requirements under the Communications Act and FCC rules and regulations. The FCC, however, has exempted CMRS services from some typical common carrier regulations, such as tariff and interstate certification filings, which allows us to respond more quickly to competition in the marketplace. The FCC also is required by federal law to reduce unreasonable disparities in the regulatory treatment of similar wireless broadband mobile services, such as cellular, broadband PCS, AWS, 700 MHz, and Enhanced Specialized Mobile Radio, or ESMR, services, and federal law preempts state rate and entry regulation of CMRS providers.

The FCC permits wireless broadband mobile services licensees to offer fixed services on a co-primary basis along with mobile services. This facilitates the provision of wireless local loop service by CMRS licensees using wireless links to provide local telephone service. The extent of lawful state regulation of such wireless local loop service is undetermined. While we do not presently offer a fixed service, our network can accommodate such an offering. We continue to evaluate our service offerings, and may offer a fixed service at some point in the future.

Spectrum clearing. Spectrum allocated for AWS currently is utilized by a variety of categories of commercial and governmental users. To foster the orderly clearing of the spectrum, the FCC adopted a transition and cost sharing plan pursuant to which incumbent non-governmental users could be reimbursed for relocating out of the band and the costs of relocation would be shared by AWS-1 licensees benefiting from the relocation. The FCC has established a plan where the AWS-1 licensee and the incumbent non-governmental user are to negotiate voluntarily for three years and then, if no agreement has been reached, the incumbent licensee is subject to mandatory relocation procedures in which the AWS-1 licensee can relocate the incumbent non-governmental licensee at the AWS-1 licensee’s expense. The spectrum allocated for AWS-1 also currently is utilized by certain governmental users, many of whom are required over time to relocate from the AWS-1 spectrum. However, in some cases, not all governmental users are obligated to relocate and in other cases incumbent users are not obligated to relocate for some period of time, with varying time frames for relocation.

Spectrum allocated for 700 MHz currently is occupied by existing analog television broadcast licensees and certain wireless microphone users. Licensees granted 700 MHz licenses are not obligated to pay for the relocation of existing analog television broadcast licensees. By federal law, all existing analog television broadcast licenses are obligated to vacate the 700 MHz spectrum by the digital television transition date, currently scheduled for June 12, 2009. We cannot be certain that Congress will not alter the present digital television transition date to a later date to alleviate certain problems with the analog to digital TV conversion. In addition, the FCC has not yet established final procedures and deadlines, including cost obligations for, wireless microphones users to vacate the band.

E-911 service. The FCC requires CMRS providers to implement basic 911 and enhanced, or E-911, emergency services. Our obligation to implement these services is incurred in stages on a market-by-market basis as local emergency service providers become equipped to handle E-911 calls. E-911 services allow state and local emergency service providers to better identify and locate wireless callers, including callers using special devices for the hearing impaired. The network equipment and handsets we utilize are capable of meeting the FCC’s E-911 requirements and we have constructed facilities to implement these capabilities in markets where we have had requests from local public safety emergency service providers and are in the process of constructing E-911 facilities in the markets we launched recently. Because we employ a handset-based location technology, the FCC also has rules that require us to ensure that specified percentages of the handsets in service on our systems are location capable and meet certain location accuracy standards. The FCC actively monitors the compliance by CMRS carriers with E-911 requirements. For example, MetroPCS was notified on October 10, 2008, by the FCC that it is investigating the compliance by MetroPCS with its E-911 obligations. In response, MetroPCS has provided the FCC with information which we believe shows our compliance with our E-911 obligations; however, the matter is still pending at this time. The FCC has in the past and may in the future, impose substantial fines and forfeitures on wireless broadband mobile carriers for their failure to comply with the FCC’s E-911 rules and could impose other sanctions, including revocation of licenses or the imposition of mandatory reporting requirements, license conditions, and compliance programs. The FCC also has rules under which wireless broadband mobile carriers may be required to offer priority E-911 services to the public safety agencies under certain circumstances. States in which we do business may limit or eliminate our ability to recover our E-911 costs. However, federal legislation also may limit our liability for uncompleted 911 calls to a similar level to wireline carriers in our markets.

The FCC is considering various alternative proposals for wireless E-911 Phase II location accuracy and reliability and an FCC order currently is circulating at the FCC. We are unable at this time to predict the likely outcome of this proceeding. These E-911 requirements may require us to expend additional capital and resources. The FCC also has left open the possibility of further requirements.

Communications assistance for law enforcement act (CALEA). Federal law requires CMRS carriers to assist law enforcement agencies with lawful wiretaps, and imposes wiretap-related record-keeping and personnel-related obligations. Historically, our customer base may have been, and may continue to be, subject to a greater percentage of law enforcement requests than those of other carriers and, as a result, our compliance expenses may be proportionately greater.

Number administration. Because demand is increasing for a finite pool of telephone numbers, the FCC has adopted number pooling rules that govern how telephone numbers are allocated. Number pooling is mandatory inside the wireline rate centers that are located in counties included in the top 100 MSAs. We have implemented number pooling procedures and support pooled number roaming in all of our metropolitan areas which are in the top 100 MSAs. The FCC also has authorized states to supplement federal numbering requirements in certain respects and some of the states where we provide service have been authorized by the FCC to engage in limited numbering administration. Our ability to access telephone numbers on a timely basis is important for our ability to continue to grow our business.

Number portability. The FCC has ordered all telecommunications carriers, including CMRS carriers, to support telephone number portability which enables subscribers to keep their telephone numbers when they change telecommunications carriers, whether wireless to wireless or, in some instances, wireline to wireless, and vice versa. Under these local number portability rules, a CMRS carrier located in one of the top 100 MSAs must have the technology in place to allow its customers to keep their telephone numbers when they switch to a new carrier. Outside of the top 100 MSAs, CMRS carriers receiving a request to allow end users to keep their telephone numbers must be capable of doing so within six months of the request. All CMRS carriers are required to support nationwide roaming for customers retaining their numbers.

Interconnection. FCC rules provide that all telecommunications carriers are obligated upon reasonable request to interconnect directly or indirectly with the facilities and networks of other telecommunications carriers. All local exchange carriers also must, upon request, enter into mutual or reciprocal compensation arrangements with CMRS carriers for the exchange of intra-MTA traffic, under which each carrier compensates the other for terminated intra-MTA traffic originating on the compensating carrier’s network. Further, at a CMRS carrier’s request, incumbent local exchange carriers must exchange intra-MTA traffic with CMRS carriers at rates based on the FCC’s costing rules or rates set by state public utility commissions applying the FCC’s rules. CMRS carriers also have an obligation to engage in voluntary negotiation and may be subject to arbitration with incumbent local exchange carriers similar to those imposed on the incumbent local exchange carriers pursuant to Section 252 of the Communications Act. Once an incumbent local exchange carrier requests negotiation of an interconnection arrangement, both carriers are obligated to begin paying the FCC’s default rates for all intra-MTA traffic exchanged after the request for negotiation.

CMRS carriers generally are obligated to pay reasonable compensation to a local exchange carrier in connection with intra-MTA traffic originated by the CMRS carrier and terminated by the LEC. While these rules provide that local exchange carriers may not charge CMRS carriers for facilities used by CMRS carriers to terminate local exchange carriers’ traffic, local exchange carriers may charge CMRS carriers for facilities used to transport and terminate CMRS traffic and for facilities used for transit purposes to carry CMRS carrier traffic to a third carrier. Since 2005, no local exchange carrier has been permitted to impose on a going-forward basis rates by state tariff for the termination of a CMRS carrier’s intra-MTA traffic. We generally have been successful in negotiating arrangements with carriers with whom we exchange intra-MTA traffic; however, our business could be adversely affected if the rates some carriers charge us for terminating our customers’ intra-MTA traffic ultimately prove to be higher than anticipated. Further, the rules governing interconnection are under review by the FCC in a rulemaking proceeding, and we cannot be certain whether or not there will be material changes in the applicable rules, and if there are changes, when they might take effect and whether they will be beneficial or detrimental to us.

Access. In order to offer long distance services to our customers, we resell the long distance services provided by third parties. Those third parties are obligated to pay compensation to the telecommunications carriers who terminate our subscribers’ long distance calls. Historically, CMRS carriers generally have not been entitled to receive direct access payments for the long distance calls they terminate, but must pay access charges to other telecommunications carriers for calls they terminate. In October 2007, the FCC initiated a proceeding to determine whether the FCC’s current rules ensure that the rates for switched access services charged by local exchange carriers are just and reasonable. In the proceeding, the FCC is investigating certain traffic stimulation activities of local exchange carriers which are alleged to generate excessive fees for switched access traffic. The FCC also seeks comment on whether sharing of access revenues is appropriate. The FCC also asked parties to address whether carriers are adopting traffic stimulation strategies with respect to other forms of intercarrier compensation, which would include compensation for intra-MTA traffic delivered by CMRS carriers to local exchange carriers. We and others have asked the FCC to cap the amount of compensation paid to local exchange carriers for traffic that is grossly imbalanced. If the FCC adopts such proposed limitations, it could reduce the amount of compensation we are obligated to pay local exchange carriers, may affect the amount of access sharing revenue we receive. The rules governing access generally are under review by the FCC in a rulemaking proceeding and we cannot be certain whether or not there will be material changes to the applicable rules and, if there are changes, when they may take effect and whether they will be beneficial or detrimental to us.

Universal Service Fund (USF). The FCC has adopted rules requiring interstate communications carriers, including CMRS carriers, to “make an equitable and non-discriminatory contribution” to a Universal Service Fund, or USF, that reimburses communications carriers who are providing subsidized basic communications services to underserved areas and users. The FCC requires carriers providing both intrastate and interstate services to determine their percentage of traffic which is interstate and the FCC has also adopted a safe-harbor percentage of interstate traffic for CMRS carriers. We have made these FCC-required payments using the safe-harbor. The FCC prohibits carriers from recovering administrative costs related to administering the required universal service fund assessments. The FCC’s rules require that carriers’ USF recovery charges to customers not exceed the assessment rate the carrier pays times the proportion of interstate telecommunications revenue on the bill. The FCC has rulemaking proceedings pending in which it is considering a comprehensive reform of the manner in which it assesses carrier USF contributions, how carriers may recover their costs from customers and how USF funds will be distributed among and between states, carriers and services. Some of these proposals may cause the amount of USF contributions required from us and our customer to increase.

Eligible telecommunications carriers. Wireless broadband mobile carriers may be designated as Eligible Telecommunications Carriers, or ETCs, and may receive universal service support for providing service to customers using wireless service in high cost areas. Certain competing wireless broadband mobile carriers operating in states where we operate have obtained or applied for ETC status. Their receipt of universal service support funds may affect our competitive status in a particular market by allowing our competitors to offer service at a lower rate that is subsidized by the universal service fund. The FCC is considering altering, reducing, or capping the amount of universal support received by CMRS ETC providers. In May 2008, the FCC adopted an interim cap on payments to

ETCs under the USF, pending comprehensive reform that is now under consideration by the agency. We may decide in the future to apply for an ETC designation in certain qualifying high cost areas where we provide wireless services, though our ability to qualify may be affected by ongoing changes and possible future limitations in the program. If we are approved, these payments would be an additional revenue source that we could use to support the services we provide in high cost areas.

Regulatory fees. We are obligated to pay certain annual regulatory fees and assessments to support FCC wireless industry regulation, as well as fees supporting federal universal service programs, number portability, regional database costs, centralized telephone numbering administration, telecommunications relay service for the hearing-impaired and application filing fees. These fees are subject to change periodically by the FCC.

Equal access. CMRS carriers are exempt from the obligation to provide equal access to interstate long distance carriers. However, the FCC has the authority to impose rules requiring unblocked access through carrier identification codes or 800/888 numbers to long distance carriers so CMRS customers are not denied access to their chosen long distance carrier, if the FCC determines the public interest so requires. Our customers have access to alternative long distance carriers using toll-free numbers.

Customer proprietary network information (CPNI). FCC rules impose restrictions on a telecommunications carrier’s use of customer proprietary network information, or CPNI, without prior customer approval, including restrictions on the use of information related to a customer’s location. The FCC has imposed substantial fines on certain wireless carriers for their failure to comply with the FCC’s CPNI rules. The FCC previously conducted a broadscale investigation into whether CMRS carriers are properly protecting the CPNI of their customers against unauthorized disclosure to third parties. In February 2006, the FCC requested that all CMRS carriers provide a certificate from an officer based on personal knowledge that the CMRS carrier was in compliance with all CPNI rules and the filing of such a certificate has now become an annual requirement. We provided the certificate in February 2006 and have provided the required annual certificates since then.

Revised CPNI rules became effective in December 2007 that required us to make certain changes to our business practices or processes. Among other things, CMRS carriers now must take reasonable measures to discover and protect against pretexting and, in enforcement proceedings, the FCC will infer from evidence of unauthorized disclosures of CPNI that reasonable protections were not taken. The FCC also is seeking comment on additional CPNI regulations.

Congress and state legislators also may pass legislation governing the use and protection of CPNI and other personal information. For example, Congress enacted the Telephone Records and Privacy Protection Act of 2006, which imposes criminal penalties upon persons who purchase without a customer’s consent, or use fraud to gain unauthorized access to, telephone records. In addition, certain states have enacted, and other states in the future may enact, legislature relating to customer personal information. The recent and pending legislation (if enacted) may require us to change how we protect our customer’s CPNI and other personal information.

Services to persons with disabilities. Telecommunications carriers are required to make their services accessible to persons with disabilities. These FCC rules generally require service providers to offer equipment and services accessible to and usable by persons with disabilities, if readily achievable, and to comply with FCC-mandated complaint/grievance procedures. These rules are largely untested and are subject to interpretation through the FCC’s complaint process. While these rules principally focus on requirements that must be met by the manufacturers of wireless equipment, we are required to have a certain percentage of our handsets be hearing aid compatible and we have annual reporting requirements. Because of the ongoing consolidation in the digital wireless handset manufacturers industry and in the wireless industry, we may have difficulty securing the necessary handsets in order to meet any additional FCC requirements. In addition, since we are required to offer these hearing aid-compatible wireless phones for each air interface we provide, this requirement may limit our ability to offer services using new air interfaces other than CDMA 1XRTT, may limit the number of handsets we can offer, or may increase the costs of handsets for those new air interfaces. Further, to the extent that the costs of such handsets are more than non-hearing aid-compatible digital wireless handsets, demand for our services may decrease, the number of wireless phones we can offer to our customers may decline, or our selling costs may increase if we choose to subsidize the cost of the hearing aid-compatible handsets.

Backup power requirements. In October 2007, the FCC adopted rules which, if they had taken effect, would have required us to maintain emergency backup power for a minimum of twenty-four hours for certain of our equipment that is normally powered from local commercial power located inside mobile switching offices, and eight hours for certain of our equipment that are normally powered from local commercial power and at other locations, including cell sites and DAS nodes. Various aspects of the rules were challenged in court and before the Office of Management and Budget, or OMB. As a result, the rules have not taken effect and are not being enforced, and the FCC has indicated that it plans to seek comment on revised backup power rules applicable to wireless providers. We are unable to predict with any certainty the likely outcome of any proceeding regarding backup power rules. In addition, if we are required to secure additional state or local permits or authorization, it could delay the construction of any new cell sites or distributed antenna systems, or DAS systems, and launch of services in new metropolitan areas.

Siting issues. The location and construction of wireless antennas, DAS systems and nodes, base stations and towers are subject to FCC and Federal Aviation Administration, or FAA, regulations, federal environmental regulation, and other federal, state, and local regulations. With respect to AWS-1 sites, we must notify the FAA when we add AWS-1 frequencies to existing sites that already have been determined not to be a hazard to air navigation by the FAA. Antenna structures used by us and other wireless providers also are subject to FCC rules implementing the National Environmental Policy Act and the National Historic Preservation Act. Under these rules, construction cannot begin on any structure that may significantly affect the human environment, or that may affect historic properties, until the wireless provider has filed an environmental assessment with and obtained approval from the FCC or a local agency. Processing of environmental assessments can delay construction of antenna facilities, particularly if the FCC or local agency determines that additional information is required or if community opposition arises. In addition, several environmental groups have requested various changes to the FCC’s environmental processing rules, challenged specific environmental assessments as failing statutory requirements and sought to have the FCC conduct a comprehensive assessment of antenna tower construction environmental effects. The FCC also has been ordered by the Court of Appeals for the DC Circuit to further consider the impact that communications facilities, including wireless towers and antennas, may have on migratory birds, and the FCC has initiated a proceeding to do so. In the meantime, there are a variety of federal and state court actions in which citizen and environmental groups have sought to deny individual tower approvals based upon potential adverse impacts to migratory birds. Although we almost exclusively use antenna structures that are owned and maintained by third parties, the results of these FCC and court proceedings could have an impact on our efforts to secure access to particular towers, or on our costs of such access.

Tower lighting and painting. The FCC has established rules requiring certain towers and other structures to be painted and lighted to minimize the hazard to air navigation. In addition, we are obligated to notify the FAA if the lighting at a tower which is required to be lighted is no longer lighted. A failure to abide by these requirements could result in the imposition of fines and forfeitures or other liability if an accident occurs. We generally collocate on existing towers and structures and do not have the right to paint or control the lighting at the site but still could be held accountable if the lighting and painting requirements are not met.

Radio frequency limits. The FCC sets limits on radio frequency, or RF, emissions from cell sites and has rules that establish procedures intended to protect persons from RF hazards. We have policies in place to ensure compliance with these applicable limits at cell sites where we have operations, but we cannot guarantee that we are in compliance at each cell site. Any noncompliance could have an impact on our operations at a particular cell site.

Emergency warning. The FCC has adopted technical standards, protocols, procedures, and other requirements under the Warning, Alert, and Response Network Act, or WARN Act, to govern emergency alerting standards for CMRS providers which voluntarily elect to participate. We have elected to participate in the voluntary emergency alert program. This election may cause us to incur costs and expenses and our customers may be required to purchase new handsets. Under the adopted rules, if a CMRS carrier elects to participate, the carrier must notify customers of the availability of emergency alerts but may not charge separately for the alerting capability and the CMRS carrier’s liability related to, or any harm resulting from, the transmission of, or failure to transmit, an emergency alert is limited. If we decide to withdraw from participation at a later date, our customers may decide to terminate their service with us. The FCC also is considering the feasibility of requiring wireless providers to distribute emergency information and the FCC may change its requirements for the rules under the WARN Act, which additional requirements or changes would cause us to incur additional costs and expenses.

Roaming. The FCC long has required CMRS providers to permit customers of other carriers to roam “manually” on their networks, for example, by supplying a credit card number, provided that the roaming customer’s handset is technically capable of accessing the roamed-on network. More recently, the FCC has ruled that automatic roaming also is a common carrier obligation for CMRS carriers. This ruling requires CMRS carriers to provide automatic roaming services to other CMRS carriers upon reasonable request and on a just, reasonable, and non-discriminatory basis pursuant to Sections 201 and 202 of the Communications Act. This automatic roaming obligation extends to services such as ours that are real-time, two-way switched voice or data services that are interconnected with the public switched network and utilize an in-network switching facility that enables the provider to reuse frequencies and accomplish seamless hand-offs of subscriber calls. Automatic roaming rights are important to us because we provide service in a limited number of metropolitan areas in the United States and must rely on other carriers in order to offer roaming services outside our existing metropolitan areas. The FCC rules, however, do not require carriers to provide automatic roaming to areas where the roamer’s home carrier holds licenses or otherwise has spectrum usage rights. This in-market limitation may preclude our customers from receiving automatic roaming in large portions of the United States where we recently acquired licenses but have not yet built networks or offer services and do not have existing long-term roaming agreements, such as the geographic areas included in our AWS-1 and 700 MHz licenses. The limitation of automatic roaming rights to areas in which we do not hold or lease spectrum could limit our ability to renew or extend our existing roaming agreements. We and other carriers have filed petitions for reconsideration of this limitation, but we are unable at this time to predict with any certainty the likely outcome of these reconsideration requests.

The FCC also has not extended the automatic roaming obligation to services that are classified as information services (such as high speed Internet services) or to services that are not CMRS but the FCC is seeking comment on whether the roaming obligation should be extended to such non-interconnected services or features. We cannot predict the likely outcome or timing of this proceeding. If the FCC does not adopt an automatic roaming requirement for non-interconnected services or features, such as information services, high speed broadband services, and broadband Internet access services, we could have difficulty attracting and retaining certain groups of customers.

In its recent approval of the Verizon Wireless purchase of Alltel Wireless, the FCC imposed conditions that allow carriers like us who have roaming agreements with both Verizon Wireless and Alltel Wireless to use either agreement to govern all traffic exchanged with the post-merger Verizon Wireless for at least four years after the date of the closing of the transaction. We have opted to elect the Alltel Wireless roaming agreement to govern all of our roaming traffic with the combined Verizon Wireless-Alltel, though Verizon Wireless may take the position that our right to elect the Alltel Wireless agreement only applies to the rate and not to other terms and conditions. We and others have asked the Commission to clarify these requirements, to extend the four-year commitment to seven years and to require post-merger Verizon Wireless to offer automatic roaming for data services and features on a non-discriminatory basis. We are unable at this time to predict with any certainty the likely outcome of these reconsideration requests.

Wireless open access. A provider of VoIP services has asked the FCC to issue a declaratory ruling that would give wireless broadband mobile customers the right to utilize any device of their choice to access a wireless broadband mobile network as long as the device did not cause interference or network degradation and the FCC has placed this request on public notice. The petition also seeks to enable customers to run applications of their choice on wireless broadband mobile networks. This so-called “Wireless Carterfone Rule” is opposed by many wireless broadband mobile companies, including us and CTIA. The proponent also requested that the FCC initiate proceedings to determine whether the current practices of wireless broadband mobile carriers comport with the Communications Act. We cannot be certain as to the likely outcome of this proceeding, but the imposition by the FCC of Open Network Platform requirements on a portion of the 700 MHz spectrum indicates some support at the agency for a Wireless Carterfone Rule, and such support may increase in the future. The adoption of such a rule for existing networks could permit third parties to run applications on our network that consume large amounts of airtime and/or bandwidth. Our fixed price, unlimited service is not well-suited to such applications and a mandate of this nature could substantially impede our business.

Network management. In November 2007, a digital content company asked the FCC to prohibit broadband network operators from blocking, degrading or unreasonably discriminating against lawful Internet applications, context or technologies. In August 2008, the FCC ruled that Comcast Corporation violated the FCC’s policy regarding reasonable broadband network management by discriminating against certain types of network traffic. This ruling currently is on appeal. At this point, we cannot predict the likely outcome of the appeal. We also are unable to predict this ruling’s impact on us, or whether the FCC will initiate similar investigations against other broadband providers, including wireless providers.

White spaces. In November 2008, the FCC adopted rules to allow unlicensed radio transmitters to operate in the unused broadcast digital television spectrum, or White Spaces. The FCC’s rules provide for both fixed and personal/portable devices to operate in the White Spaces on an unlicensed basis, subject to various protections to existing users of the spectrum. It is possible that entities may offer services in the White Spaces that could compete with services offered by us. We are unable to predict the impact of allowing the use of White Spaces for wireless broadband mobile services on our business or the competitive effect of these new rules.

Regulatory classifications. The FCC has found that wireless broadband Internet access service offered at speeds in excess of 200 kbps in at least one direction is an information service under the Communications Act, and thus essentially unregulated. In addition, the FCC has found that the transmission component of wireless broadband Internet access service meets the definition of telecommunications under the Communications Act and that the offering of a telecommunications transmission component as part of a functionally integrated Internet access service offering is not a regulated telecommunications service under the Communications Act. Further, the FCC has found that mobile wireless broadband Internet access service is not a “commercial mobile service” under Section 332 of the Communications Act. Carriers offering mobile wireless broadband Internet access services are not considered common carriers and have no common carrier obligations with respect to this service. Accordingly, as a result of such classification decisions, we and our competitors have greater flexibility in establishing the terms and conditions, including pricing, of this service.

In January 2008, the FCC solicited comments on whether text messages and short codes are common carrier services to which CMRS carriers must provide non-discriminatory access. We cannot predict the likely outcome of this proceeding, the likely timing of an FCC ruling, or the effect that such a requirement would have on us.

Outage reporting. The FCC requires all telecommunications carriers to report outages to the FCC. These reporting requirements affect the way we track and gather data regarding system outages and repair outages, and potentially subject us to fines and forfeitures if we fail to make timely reports.

Other federal regulation

Copyright protection. The Digital Millennium Copyright Act, or DMCA, prohibits the circumvention of technological measures employed to protect a copyrighted work, or access control. However, under the DMCA, the Copyright Office of the Library of Congress, or the Copyright Office, has the authority to exempt certain activities which otherwise might be prohibited by that section for a period of three years. In November 2006, the Copyright Office granted an exemption to the DMCA to allow circumvention of software locks and other firmware that enable wireless handsets to connect to a wireless telephone network when such circumvention is accomplished for the sole purpose of lawfully connecting the wireless handset to another wireless telephone network. This exemption is effective through October 27, 2009 unless extended by the Copyright Office. We and others have filed comments asking the Copyright Office to extend this, or a substantially similar exemption, for another three-year period. Other interested parties, including the principal wireless industry association, or CTIA, have opposed any extension of this exemption. We are unable to predict with any certainty the likely outcome of the Copyright Office’s determination.

We have implemented a service called MetroFlash that enables new customers under certain circumstances to unlock their existing CDMA handsets, reprogram them to operate on our networks, and to connect them to our network. If a significant number of new customers are attracted to our service as a result of this service and we are unable to continue this service, either because of the failure of the Copyright Office to extend the exemption or because of complaints against us by other third parties, it could adversely affect our ability to continue to attract new customers to our service.

Economic Stimulus. Congress recently enacted the American Recovery and Reinvestment Act of 2009, or the Recovery Act, which provides, among other things, for an aggregate appropriation of $7.2 billion to fund grants to provide access to broadband service to consumers residing in rural, unserved or underserved areas of the United States. The grants are available to, among others, wireless broadband mobile carriers. Grants of up to 80% of the total cost of the project may be used to fund broadband infrastructure projects in certain instances. A significant portion of these funds is expected to be made available in 2009 and 2010. We, our competitors, and new entrants may decide to apply for the Recovery Act funds. The details regarding the terms and conditions of any such grants are unsettled and the usefulness of these funds to us is uncertain. If our competitors or new entrants receive grants, this could allow them to provide service at lower rates, to have lower costs to provide service, or to provide service in areas that we could not serve economically without support from these grants. If we seek and receive these grants, we could use these funds to provide service in areas that we traditionally have not served, to reduce our costs to provide service in certain areas, and to lower our service prices.

Other. Our operations also are subject to various other regulations, including those regulations promulgated by the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies.

State, local and other regulation

The Communications Act preempts state or local regulation of market entry or rates charged by any CMRS provider. As a result, we are free to establish rates and offer new products and services with minimum state regulation. However, states and local agencies may regulate “other terms and conditions” of wireless service, and certain states where we operate have adopted rules and regulations to which we are subject, primarily focusing upon consumer protection issues and resolution of customer complaints. In addition, several state authorities have initiated actions or investigations of various wireless carrier practices. The outcome of these proceedings is uncertain and could require us to change our marketing practices, ultimately increasing state regulatory authority over the wireless industry. To the extent that applicable rules differ from state to state, our costs of compliance may go up and our ability to have uniform policies and practices throughout our business may be impaired. State and local governments also may manage public rights of way and can require fair and reasonable compensation from telecommunications carriers, including CMRS providers, for the use of such rights of any, so long as the government publicly discloses such compensation.

Various decisions have been rendered by, and other proceedings are pending before, state public utility commissions and courts pertaining to the extent to which the FCC’s preemptive rights over CMRS rates and entry prevent states from regulating aspects of wireless service, such as billing policies and other consumer issues. Depending upon the ultimate resolution of these proceedings, which we cannot predict at this time, our services may be subject to additional state regulation which could cause us to incur additional costs.

The location and construction of wireless antennas, DAS systems and nodes, base stations and towers are subject to state and local environmental regulations, zoning, permitting, land use and other regulation. Before we can put a DAS node or site into commercial operation, we, or the tower owner in the case of leased sites, must obtain all necessary zoning and building permit approvals. The time needed to obtain necessary zoning approvals, building permits and other state and local permits varies from market to market and state to state and, in some cases, may materially delay our ability to provide service. Variations also exist in local zoning processes. Further, certain cities and municipalities impose severe restrictions and limitations on the placement of wireless facilities which may impede our ability to provide service in some areas. In addition, in order to deploy DAS systems, our DAS provider may need to obtain authorization from a local municipality. In at least one instance, such authorization is subject to challenge. Actions of this nature could have an adverse effect on our ability to construct and launch service in new metropolitan areas or to expand service in existing markets. Further, we may be subject to environmental compliance regulations with respect to the operation of standby power generators, batteries and fuel storage for our telecommunications equipment. A failure or inability to obtain necessary zoning approvals or state permits, or to satisfy environmental rules, may make construction impossible or infeasible on a particular site, might adversely affect our network design, increase our network design costs, require us to use more costly alternative technologies, such as DAS systems, reduce the service provided to our customers, and affect our ability to attract and retain customers. Local zoning and building ordinances also may make it difficult for us to comply with certain federal requirements, such as the backup power requirements under consideration by the FCC.

We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

Certain states and municipalities in which we provide service or plan to provide service have passed laws prohibiting the use of wireless phones while driving or requiring the use of wireless headsets, other states and municipalities may adopt similar restrictions in the future, and one national organization is advocating a total ban on the use of wireless phones while driving. If state and local governments in areas where we conduct business adopt regulations restricting the use of wireless handsets while driving, we could experience reduced demand for our services.

Certain states in which we provide service are in the process of reviewing proposed legislation that would require persons selling prepaid wireless services, such as ours, to verify a customer’s identity using government identification. We currently do not require our subscribers to provide a government issued identification to initiate service with us. If such legislation is passed, it could have a material adverse affect on our business, financial condition or operating results.

Future regulation

From time to time, federal, state or local government regulators enact new or revise existing legislation or regulations that could affect us, either beneficially or adversely. Ongoing changes in the political and financial climate may foster increased legislation or regulation. We cannot assure you that federal, state or local governments will not enact legislation or that the FCC or other federal, state or local regulators will not adopt regulations or take other actions that might adversely affect us.